[Letterhead Megadata Corp.]

MEGADATA Announces Management Changes, Year-end Reserves, and Programs Designed to Increase Sales Growth and Profitability

October 6, 1998

MEGADATA Corporation (MDTA) announced that Yitzhak N. Bachana, 65, resigned as President and Chief Executive Officer after 18 years of service. He will remain a Director and a consultant to the Company.

G.S. Beckwith Gilbert, 56, Chairman of the Board and the Company's largest shareholder, will assume the additional duties of President and Chief Executive Officer. Mr. Gilbert is also President and CEO of Field Point Capital Management Company, a merchant banking firm.

The Board  announced  several other  promotions and executive  changes.  John R.
Keller was promoted to Executive Vice President and Dr. James A. Cole was elevated to Senior Vice President, Research & Development. James T. Barry was elected Vice President, Marketing. Mr. Barry was previously Vice President, Marketing, of DIANON Systems, Inc., a cancer-testing laboratory in Stratford, Connecticut. Mr. Barry is also a Vice President of Field Point Capital Management Company. Herbert Shaver was elected Controller. Mr. Shaver was previously Vice President and Controller of Datatab, Inc., a computer service bureau in New York City.

Mr. Gilbert announced that the Company will focus its attention primarily on its PASSUR line of passive radar systems used for flight tracking and noise monitoring purposes by 26 airports worldwide and one of the world's largest airlines.

Sales and marketing expenses related to the PASSUR product line will be increased significantly, beginning in the fourth quarter of the current fiscal year, as part of a program designed to increase PASSUR sales substantially.

MEGADATA will move its corporate headquarters and national sales office to Greenwich, Connecticut. It will offer for sale its building in Bohemia, New York and will move its manufacturing and R&D facility to a more modem location in the same area.

The Company will also establish a reserve to cover idle plant costs, obsolete and slow moving inventory, and other related expenses totaling approximately $400,000 for its fiscal year ending October 31, 1998. The Company had a loss of $ 202,000 or $0.08 per share, for its nine months ending July 31, 1998, and does not expect to be profitable in its fiscal year ending October 31, 1998. Revenues for the nine months ended July 31, 1998 were $893,000.

MEGADATA designs and manufactures specialized computer equipment with applications in the aviation and communication industries. Its product line includes: PASSUR (Passive Secondary Surveillance Radar) systems which monitor air traffic in real time; SA9600 Wireless Radio Modems; MURS, ALCX, and RESNET airline reservation access systems; as well as customized hardware and software which enable the company's products to fit its customers' specific requirements.

The PASSUR System was used to assist the FBI and NTSB in the TWA Flight 800 investigation.

The forward-looking statements in this news release relating to management's expectations and beliefs are based on preliminary information and management assumptions. Such forward-looking statements are subject to a wide range of risks and uncertainties that could cause results to differ in material respects, including those related to customer needs, budgetary constraints, competitive pressures, the Company's maintenance of above average quality of its product and services, as well as potential regulatory changes. Further information regarding factors that could affect the Company's results is contained in the Company's SEC filings, including this year's Form 10-K.

For further information contact Herbert Shaver at (516) 589-6800.